                                   EXHIBIT 99


CAMCO FINANCIAL ANNOUNCES FOURTH QUARTER 2003 EARNINGS
Friday January 23, 5:03 pm ET

CAMBRIDGE, Ohio--(BUSINESS WIRE)--Jan. 23, 2004--Camco Financial Corporation (Nasdaq:CAFI - News) reported net earnings for the quarter ended December 31, 2003 of $588,000 or $.09 per basic share as compared with $2.63 million, or $.34 per basic share, for the same quarter in 2002. The quarter ended December 31, 2003 includes expenses associated with the restructuring of a portion of Camco's Federal Home Loan Bank (FHLB) borrowings amounting to $.11 per basic share.

Excluding the impact of this restructuring, net earnings for the quarter ended December 31, 2003 were $1.44 million and basic earnings per share for the fourth quarter of 2003 were $.20.

For the year ended December 31, 2003, Camco reported net earnings of $6.86 million compared with $10.0 million for the year ended 2002. Basic earnings per share for 2003 were $.92 versus $1.27 for 2002.

Excluding the impact of the restructuring of FHLB borrowings, Camco's net earnings for the year ended December 31, 2003 were $7.71 million, or $1.03 per basic share.

Camco President & CEO Richard C. Baylor commented, "2003 was a disappointing year from an earnings perspective. 2003's income was impacted by the significant compression that has occurred in our net interest margin from 2.66% in 2002 to 2.34% in 2003, and the rapid decline in residential loan production since June of 2003. We believe 2004 net income may be lower than 2003 as we anticipate continued low interest rates that compress our net interest margin. We also do not expect to generate the level of gains from loan sales as recorded in 2003. Our current loan production has slowed approximately 60% from the strong levels of mid-year 2003, and although we closed a record $620 million in loans, we have only experienced growth in our loan portfolio in the last 6 months. $279 million of fixed rate loan production was sold to the secondary market for interest rate risk management purposes. Additionally, the refinancing of loans in 2003 significantly reduced our residential loan portfolio and our volume of interest income along with it."

Mr. Baylor continued, "In the fourth quarter we restructured $25.35 million of FHLB borrowings having an average term of 19 months and an average fixed rate of 5.41%, replacing them with variable rate advances having a weighted average rate of approximately 1% at December 31, 2003. The prepayment fee incurred was $853,000 on an after tax basis but the positive net earnings impact in 2004 could approach $740,000 or $.10 per share as a result of the reduced borrowing cost."

Mr. Baylor continued, "We continue to execute our strategic plan to effectively transition our balance sheet through the funding of higher yielding commercial real estate and consumer loans with lower cost transaction-based deposit accounts, thus providing higher net interest margins. Our reliance on higher cost certificates of deposit has decreased as a percentage of deposits to 54% at the end of 2003 from 57% at the end of 2002. Also, our deposit funding cost has decreased to 2.10% at the end of 2003 from 2.86% at the end of 2002."


Baylor added, "One important aspect of our strategic plan is the growth in our commercial real estate lending and that production increased to $64 million in 2003 from $43 million in 2002, an increase of 46%. We continue to focus on building this line of business by recruiting seasoned commercial lenders in the markets we serve. We anticipate that our overall loan production may slow in 2004 from the record level of over $620 million in 2003, which was primarily driven by the refinance of residential home loans. This will afford us the opportunity to concentrate on the types of lending and deposit activity that will increase our margin for future profitability."

Baylor added, "Another component of our strategic plan is to effectively manage capital levels. In that regard we continue to coordinate a strong dividend payout ratio in conjunction with our Stock Repurchase Plan under which we purchased 54,000 shares in the fourth quarter, leaving us with 236,000 shares remaining under our current Stock Repurchase Plan. For calendar 2003, Camco's common stock price increased from $14.21 to $17.33, an increase of 22%, and it has increased 99% over the past three years. We have also maintained our strong dividend policy as Camco declared a cash dividend of $0.14 1/2 in the fourth quarter, payable January 16, 2004. This dividend represents a current annualized yield of 3.35% on Camco's year-end market value."

Mr. Baylor concluded, "We have been positioned our balance sheet to take advantage of a rising rate environment that has yet to materialize. If and when rates do begin to rise we will be in a position to enhance income."

Camco Financial Corporation, holding company for Advantage Bank, is a multi-state thrift holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking, mortgage banking, internet banking and title services from 32 offices in 23 communities in Ohio, Kentucky and West Virginia.

Additional information about Camco Financial may be found on Camco's web site: www.advantagebank.com.

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financials Attached.


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                           Camco Financial Corporation
                  Condensed Consolidated Statements of Earnings
                    Periods Ended December 31, 2003 and 2002
        (In thousands, except for per share data and shares outstanding)

                           12 Months    12 Months     3 Months      3 Months
                             Ended        Ended         Ended         Ended
                            12/31/03     12/31/02      12/31/03      12/31/02
                          (Unaudited)                (Unaudited)   (Unaudited)
                          -----------                -----------   -----------
Total Interest Income        $54,875      $66,002       $12,922       $15,613
Total Interest Expense        31,237       38,556         7,282         9,037
                          -----------   ----------   -----------   -----------
Net Interest Income           23,638       27,446         5,640         6,576
Provision for Losses on
 Loans                         1,446        1,169           516           417
                          -----------   ----------   -----------   -----------
Net Interest Income
 After Provision for
 Loan Losses                  22,192       26,277         5,124         6,159

Other Income                  11,411       10,100         2,185         3,059

General,
 Administrative, and
 Other Expense                22,404       21,570         5,214         5,299
Prepayment costs               1,292            0         1,292             0
                          -----------   ----------   -----------   -----------
Net Income - Before
 Income Tax                    9,907       14,807           803         3,919
                          -----------   ----------   -----------   -----------
Income Tax Expense             3,051        4,802           215         1,289
                          -----------   ----------   -----------   -----------
Reported Net Earnings          6,856       10,005           588         2,630
                          -----------   ----------   -----------   -----------
Adjusted for non-
 recurring items
     Prepayment costs
      (net of tax)               853            0           853             0
                          -----------   ----------   -----------   -----------
Net Earnings from
 Operations                   $7,709      $10,005        $1,441        $2,630
                          ===========   ==========   ===========   ===========
Earnings Per Share
 Reported:
                  Basic        $0.92        $1.27         $0.09         $0.34
                Diluted        $0.91        $1.25         $0.09         $0.33
Earnings Per Share
 Operations:
                  Basic        $1.03        $1.27         $0.20         $0.34
                Diluted        $1.02        $1.25         $0.20         $0.33
Basic Weighted Number
  of Shares Outstanding    7,491,977    7,908,786     7,355,576     7,764,614
Diluted Weighted Number
  of Shares Outstanding    7,566,355    8,005,880     7,440,603     7,862,991

Selected Financial
 Ratios

Net Interest Margin             2.34%        2.66%         2.29%         2.53%

Reported:
Return on Average
 Equity                         7.12%       10.33%         2.52%        10.67%
Return on Average
 Assets                         0.65%        0.92%         0.23%         0.97%

Operations:
Return on Average
 Equity                         7.95%       10.33%         5.93%        10.67%
Return on Average
 Assets                         0.72%        0.92%         0.53%         0.97%

                           Camco Financial Corporation
            Condensed Consolidated Statements of Financial Condition
        (In thousands, except for per share data and shares outstanding)

                                                   12/31/03          12/31/02
                                                 -----------       -----------
Assets
--------------------------------------------

Cash and Cash Equivalents                           $53,711           $57,022
Investments                                         113,758           161,489

Loans Held for Sale                                   5,457            55,493

Loans Receivable                                    805,266           746,955
Allowance for Loan Loss                              (5,641)           (5,490)
                                                 -----------       -----------
    Loans Receivable, Net                           799,625           741,465

Goodwill                                              2,953             2,953
Other Assets                                         63,203            64,818
                                                 -----------       -----------
Total Assets                                     $1,038,707        $1,083,240
                                                 ===========       ===========

Liabilities
--------------------------------------------

Deposits                                           $671,274          $694,072
Borrowed Funds                                      262,735           276,276
Other Liabilities                                    12,155            14,291
                                                 -----------       -----------
Total Liabilities                                   946,164           984,639

Stockholders Equity                                  92,543            98,601
                                                 -----------       -----------

Total Liabilities and Stockholders' Equity       $1,038,707        $1,083,240

Stockholders' Equity to Total Assets                   8.91%             9.10%

Total Shares Outstanding                          7,332,422         7,688,885

Book Value Per Share                                 $12.62            $12.82



---------------------
Contact:
     Camco Financial Corporation
     Richard C. Baylor, 740-435-2040
     or
     Mark A. Severson, 740-435-2055





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